As filed with the Securities and Exchange Commission on June 30, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American Eagle Outfitters, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-2721761
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

77 Hot Metal Street Pittsburgh, Pennsylvania	15203-2329
(Address of Principal Executive Offices)	(Zip Code)

American Eagle Outfitters, Inc.

2023 Stock Award and Incentive Plan

(Full title of the plan)

Beth P. Henke

Senior Vice President, General Counsel and Chief Compliance Officer

American Eagle Outfitters, Inc.

77 Hot Metal Street

Pittsburgh, Pennsylvania 15203-2329

(Name and address of agent for service)

(412) 432-3300

(Telephone number, including area code, of agent for service)

Copies of Correspondence to:

Celia A. Soehner

Alexandra M. Good

Morgan, Lewis & Bockius LLP

One Oxford Centre

Thirty-Second Floor

Pittsburgh, PA 15219-6401

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On April 24, 2023, subject to stockholder approval, the Board of Directors of American Eagle Outfitters, Inc. (the “Company”) adopted the American Eagle Outfitters, Inc. 2023 Stock Award and Incentive Plan (the “Plan”). The Plan was subsequently approved by the Company’s stockholders at the Company’s 2023 Annual Meeting of Stockholders held on June 7, 2023 (the “Effective Date”). The number of shares of common stock, $0.01 par value (the “Common Stock”) authorized for issuance pursuant to the Plan is equal to (i) 10,617,000 newly authorized shares (the “Newly Authorized Shares”), plus (ii) any shares that remained available for issuance under the American Eagle Outfitters, Inc. 2020 Stock Award and Incentive Plan (the “Rollover Shares”) as of immediately prior to the Effective Date, plus (iii) any shares subject to awards, or outstanding awards under prior plans, that terminate or expire unexercised, or are canceled, forfeited, or lapse for any reason, shares underlying awards that are ultimately settled in cash or property other than shares, and shares that are tendered by the participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award other than an option or stock appreciation right, subject to proportionate adjustment in the event of stock splits and similar events. The Company is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register the offer and sale of the Newly Authorized Shares under the Plan. Contemporaneously with the filing of this Registration Statement, the Company is filing a Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-238942) (the “Prior Registration Statement”) to amend the Prior Registration Statement to register the offer of the Rollover Shares under the Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information concerning the Plan required by Part I of this Registration Statement will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). Such documents are not filed as part of this Registration Statement in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

1. The Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2023, filed with the Commission on March  13, 2023.

2. The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 29, 2023, filed with the Commission on May 25, 2023.

3. The Company’s Current Report on Form 8-K filed with the Commission on June  9, 2023.

4. The description of the Common Stock that is contained in (a) Exhibit 4.2 to the Company’s Annual Report on Form 10-K filed with the Commission on March 11, 2021, including any amendments or reports filed for the purpose of updating such description, and (b)  the Company’s registration statement on Form 8-A filed with the Commission on February 28, 2007 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

All reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that the Company has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Company files such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Amended and Restated Certificate of Incorporation

Article Seventh of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that the Company shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he is or was a director, officer, or employee of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”), as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) or any other applicable laws as presently or hereinafter in effect against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection therewith. Without limiting the generality of the foregoing, the Company may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in Article Seventh of the Certificate of Incorporation.

Article Seventh of the Certificate of Incorporation expressly states that neither the amendment nor repeal of Article Seventh, nor adoption of any provision of the Certificate of Incorporation inconsistent with Article Seventh shall eliminate or reduce the effect of Article Seventh in respect of any matter occurring, or any cause of action, suit, or claim that would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision. The right of indemnification and advancement of expenses provided by Article Seventh of the Certificate of Incorporation is not exclusive of any other rights of indemnification or advancement of expenses that may be available.

Article Seventh of the Certificate of Incorporation also provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived any improper personal benefit.

Amended and Restated Bylaws

Article IX of the Company’s Amended and Restated Bylaws (the “Bylaws”) includes the right of former directors and officers to be paid by the Company the expenses incurred in defending a civil or criminal action, suit, or proceeding in advance of its final disposition. The Company may provide advancement of expenses to former employees and agents of the Company to the extent and to such effect as the board of directors determine to be appropriate and authorized by the DGCL, as it may be amended from time to time.

Article IX of the Bylaws also sets forth specific procedures for the advancement of expenses and for the determination of entitlement to indemnification. Certain portions of Article IX are summarized below:

Article IX provides that advancement of such expenses are to be paid by the Company within twenty (20) days after the receipt by the Company of a statement or statements from the claimant requesting such advance or advances, provided that the claimant delivers to the Company an undertaking to repay all amounts so advanced unless it shall ultimately be determined that such person is entitled to be indemnified. To obtain indemnification, a claimant shall submit to the Company a written request, including such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to advancement or indemnification. In the event the determination of entitlement is to be made by independent counsel, the independent counsel shall be selected by the board of directors of the Company. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination. If a claim has not been paid in full by the Company within thirty (30) days after a written claim has been received by the Company, the claimant may at any time bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim.

Article IX provides that if a determination shall be made by any means permitted by the DGCL that the claimant is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding. The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to Article IX of the Bylaws that the procedures and presumptions of the Bylaws are not valid, binding, and enforceable and shall stipulate in such proceeding that the Company is bound by all the provisions of the Bylaws.

If any provision of Article IX of the Bylaws is held invalid, illegal, or unenforceable, the remaining provisions of Article IX shall not be affected.

General Corporation Law of the State of Delaware

Under Section 145 of the DGCL, the Company is empowered to indemnify its directors and officers in the circumstances therein provided. Certain portions of Section 145 are summarized below:

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and in criminal actions where such person had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Under Section 145(c) of the DGCL, indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by directors, officers, employees, and agents is required in those cases where the person to be indemnified has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue, or matter therein.

Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee, or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit, or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Under Section 145(g) of the DGCL, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation, a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against liability asserted against or incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to provide indemnity under Section 145. The Company has obtained insurance which, subject to certain exceptions, insures the directors and officers of the Company and its subsidiaries.

Indemnification Agreements

The Company is party to indemnification agreements (the “Indemnification Agreements”) with its directors and certain officers. The terms of the Indemnification Agreements, subject to certain exceptions, generally provide that the Company will indemnify the indemnitee to the fullest extent permitted by law in connection with any claims, suits, or proceedings arising as a result of his or her service as a director or officer of the Company or any subsidiary of the Company, including against third-party claims and proceedings brought by or in right of the Company. Additionally, the Indemnification Agreements provide that the indemnitee is entitled to the advancement of certain expenses, subject to certain exceptions and repayment conditions, incurred in connection with such claims, suits, or proceedings.

The Indemnification Agreements provide that the Company shall not be obligated to: (i) indemnify or advance funds to the indemnitee with respect to proceedings initiated by the indemnitee, including any proceedings against the Company or its directors, officers, employees, or other indemnitees and not by way of defense, with limited exceptions; (ii) indemnify the indemnitee if a final decision by a court of competent jurisdiction determines that such indemnification is prohibited by applicable law; (iii) indemnify the indemnitee for the disgorgement of profits arising from the purchase or sale by the indemnitee of securities of the Company in violation of Section 16(b) of the Exchange Act, or any similar successor statute; or (iv) indemnify or advance funds to the indemnitee for the indemnitee’s reimbursement to the Company of any bonus or other incentive-based or equity-based compensation previously received by the indemnitee or payment of any profits realized by the indemnitee from the sale of securities of the Company.

The above discussion of the Company’s Certificate of Incorporation, Bylaws, Indemnification Agreements, and of Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such Certificate of Incorporation, Bylaws, Indemnification Agreements, and applicable statutes.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

5.1*	Opinion of Morgan, Lewis & Bockius LLP.

23.1*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1 filed herewith).

23.2*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney (contained on signature page hereto).

99.1*	American Eagle Outfitters, Inc. 2023 Stock Award and Incentive Plan.

107*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on June 30, 2023.

AMERICAN EAGLE OUTFITTERS, INC.

By:	/s/ Beth P. Henke
Beth P. Henke
Senior Vice President, General Counsel and Chief Compliance Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of American Eagle Outfitters, Inc., hereby severally constitute and appoint Michael A. Mathias and Beth P. Henke and each of them singly, our true and lawful attorney and agent with full power and authority to sign for us and in our names in the capacities indicated below, a Registration Statement under the Securities Act of 1933, as amended, on Form S-8 or such other form as such attorneys-in-fact, or any of them, may deem necessary or desirable, any amendments thereto, and all post-effective amendments and supplements to such Registration Statement, for the registration of the Company’s securities and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission and generally to do and perform each and every act and thing requisite and necessary to be done to the end that such Registration Statement shall comply with the Securities Act of 1933, as amended, and the applicable rules and regulations adopted or issued pursuant thereto, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on June 30, 2023.

Signature	Title

/s/ Jay L. Schottenstein Jay L. Schottenstein	Chief Executive Officer, Chairman of the Board of Directors, and Director (Principal Executive Officer)

/s/ Michael A. Mathias Michael A. Mathias	Executive Vice President, Chief Financial Officer (Principal Financial Officer)

/s/ James H. Keefer James H. Keefer	Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)

/s/ Sujatha Chandrasekaran Sujatha Chandrasekaran	Director

/s/ Deborah A. Henretta Deborah A. Henretta	Director

/s/ Cary D. McMillan Cary D. McMillan	Director

/s/ Janice E. Page Janice E. Page	Director

/s/ David M. Sable David M. Sable	Director

/s/ Noel J. Spiegel Noel J. Spiegel	Director